Exhibit 99.1

nerdy

Q2 | 2024

Earnings Release

Varsity Tutors
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A Note to Our

Shareholders

In the second quarter, we continued to make progress against the three primary goals we laid out for the year, including:

Scaling the winning product for every Learner: We completed the convergence of all Varsity Tutors for Schools Institutional customers onto the unified Consumer experience used for Learning Memberships. The unified platform provides a modern, intuitive, and personalized learning experience to better serve the needs of Learners while also allowing us to increase the pace of innovation and leverage product improvements across our Consumer and Institutional businesses to drive value in both businesses.

Within our Consumer business we experienced a higher than expected level of seasonal end of school year and summer cancellations which has resulted in fewer Active Members than anticipated as we enter this back-to-school period. These changes were primarily driven by our lowest priced products which, in retrospect, didn’t sufficiently encourage Learners to establish a weekly habit and instead were overly focused on flexibility.

This experience caused us to scrutinize and reexamine our product priorities through the lens of what drives retention consistently over time within the tutoring category. In particular, we found that the Learning Membership frequencies focused on making tutoring a weekly habit in service of an important learning goal naturally drove significantly better retention and higher lifetime value. Based upon this learning, we have reoriented our product selection toward our premium Learning Memberships which encourage the development of a weekly tutoring habit with a consistent tutor over a long period of time to support achieving an important learning outcome like a parent ensuring their first grade student can read or a college student getting a great grade in an organic chemistry course in service of their dream of becoming a doctor and entering medical school.

Over the last 45 days, we have refocused the team toward executing on the fundamentals of a great customer experience, including shipping multiple improvements to the Learning Membership user experience. In particular, one area of renewed focus is on a Learner’s first thirty day activation period, including overhauls to the scheduling experience that improve schedule reliability, match quality, and ease of scheduling through a better digital onboarding experience.

While many of these improvements were recently deployed, the early signal is promising. The shift in our product mix toward premium memberships coupled with digital user experience improvements is positively affecting newly acquired cohorts with faster times to a first session, higher levels of tutoring sessions per week, higher levels of non-tutoring engagement due to improved discoverability across the platform, higher average revenue per member per month (ARPM), higher new Learning Member monthly recurring revenue (MRR), and higher levels of retention.

Expanding the number of Learners we can impact: Our freemium strategy in our Institutional business is allowing us to introduce our products to school districts at a larger scale than ever before. During the second quarter, we successfully enabled access to the Varsity Tutors for School platform for an additional 1.1 million students, bringing the total to 3.3 million students at nearly 600 school districts. For the full year, we have set an ambitious target of enabling access to the Varsity Tutors for Schools platform for 10 million students or approximately 20% of the K-12 population in the United States.

By providing a robust set of academic, test prep, and enrichment resources at no cost to our school district partners, we aim to efficiently build trust and credibility at scale, lay the foundation to becoming the preferred tutoring provider for these school district partners as they look to implement paid tutoring programs, and scalably introducing ourselves to a large percentage of students and parents in the United States, which we believe will create a halo effect with our Consumer business at a low customer acquisition cost.

Q2 Earnings Release 2024	2

Laying the foundation to deliver profitable growth: We recently completed the expansion of the Varsity Tutors for Schools sales and go-to-market team. Hiring occurred later in the year and onboarding the sales team in the seasonally slower summer period has taken longer than originally forecasted, which has resulted in lower than anticipated bookings during the summer months and a more back-weighted bookings expectation. We believe these investments are appropriate given the level of market activity as we head toward back-to-school, coupled with the growing awareness that high-dosage tutoring is the most effective way to accelerate learning and product improvements made based upon our learnings and customer feedback from this past school year.

During the second quarter, we experienced higher than anticipated tutor substitute costs within our Institutional business in a seasonally high period during the school year. In response, we recently introduced improvements to our underlying marketplace infrastructure systems, including session scheduling enhancements, and invoice and tutor substitution automation improvements that we believe will allow us to provide best-in-class logistical reliability. These improvements are expected to meaningfully improve gross margin during the back-to-school period and on a go-forward basis, while simultaneously improving the customer experience due to the higher reliability level of our marketplace infrastructure systems. We also expect that these changes, which have required material time and organizational resources, will enable us to more efficiently and easily scale the Institutional business.

In Closing

As we enter the back-to-school selling season we are focused on ensuring our marketplace delivers an exceptional experience for our customers. We believe the recent convergence of our Consumer and Institutional platform coupled with a focus on our core value proposition in the Consumer business and the expansion of the Varsity Tutors for Schools go-to-market teams will enable a return to durable and profitable growth as we exit the year.

We appreciate your continued interest in our Company, and look forward to meeting the evolving needs of Learners in any subject, anywhere, and at any time.

CHUCK COHN

Founder, Chairman & CEO

Q2 Earnings Release 2024	3

Second Quarter in Review

•

We delivered revenue of $51.0 million, an increase of 4% year-over-year from $48.8 million during the same period in 2023. Revenue growth in the current year period was driven by the continued scaling of our Consumer and Institutional businesses, partially offset by lower ARPM in our Consumer business.

•

New Consumer customer[1] acquisition increased 12% year-over-year in the second quarter as Learning Memberships continue to resonate with Learners. Active Members of 35.5K as of June 30, 2024 were up 15% year-over-year. ARPM of $281 as of June 30, 2024 (compared to $352 last year) was lower year-over-year due to a higher mix of lower frequency non-premium Learning Memberships. Revenue recognized in the second quarter from Learning Memberships was $36.4 million (up 2% from Q2 2023) and represented 72% of total Company revenue.

•

Our Institutional business delivered revenue of $11.1 million, an increase of 33% year-over-year, and represented 21% of total revenue. Varsity Tutors for Schools executed 56 contracts, yielding $4.0 million of bookings.

•

Our freemium strategy in our Institutional business is allowing us to introduce our products to school districts at a larger scale than ever before. During the quarter, we successfully enabled access to the Varsity Tutors platform for an additional 1.1M students, bringing the total to 3.3M students at nearly 600 school districts.

•

We reported a net loss of $14.4 million and non-GAAP adjusted EBITDA of negative $2.1 million, which was at the top end of our guidance of negative $2.0 million to negative $4.0 million non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA improvements relative to guidance were primarily driven by marketing spend and operating efficiency gains.

•	We continued to make investments in product development and the Varsity Tutors for Schools sales and government relations organizations to drive innovation and support our continued growth.

•	We ended the quarter with $69.8 million of cash on our balance sheet and no debt, which we believe provides ample liquidity to fund the business and pursue growth initiatives.

1 - New Consumer customers defined as Consumers who purchased a Learning Membership or Package (in 2023 and 2024)

Q2 Earnings Release 2024	4

Consumer Business

Learning Memberships offer a personalized approach to reaching a Learner’s goals, and inspiring new ones. With Learning Memberships, consumers can discover the perfect learning solution for every age and subject, tailored to an individual’s needs. Our comprehensive platform offers support across a vast array of both academic and enrichment subjects, weaving the application of AI for HI®, or Artificial Intelligence for Human Interaction, throughout the user experience. The depth and breadth of our learning tools included within Learning Memberships, including 1-on-1 tutoring, live and recorded classes, self-study tools, college & career readiness resources, and adaptive assessments, are robust, incredibly valuable to Learners, and are allowing us to create educational programs that are tailored to the specific needs of Learners.

During the second quarter, we continued to focus on enhancing the Learning Membership experience by modernizing and unifying the student user experience across the entire platform, streamlining the onboarding experience to drive higher levels of engagement earlier in the customer learning journey, making it easier for customers to manage their tutoring relationships, and improving discoverability of the breadth of our learning tools (as shown in the unified student experience on the following page).

We recently shifted our focus to selling premium four and eight hour Learning Memberships, which encourage the development of a weekly tutoring habit with a consistent tutor over a long period of time to support the achievement of a Learner’s goals.

Our data shows that meeting on a recurring weekly cadence leads to improved learning outcomes and therefore greater Learner satisfaction, which over time we believe will further strengthen our long-term relationships with Learners. The recent improvements to the Learning Membership experience, increased discoverability of the full breadth of learning resources available to Active Members, and the shift in the product mix to premium Learning Memberships are positively affecting newly acquired cohorts with faster times to a first session, higher levels of tutoring sessions per week, higher levels of non-tutoring engagement due to increased discoverability across the platform, higher ARPM, higher new Learning Member MRR, and higher levels of retention.

Q2 Earnings Release 2024	5

Unified Student Experience

Q2 Earnings Release 2024	6

Varsity Tutors for Schools

The Varsity Tutors for Schools platform comes with access to a range of powerful academic resources for an entire district, with the ability to choose between three simple models for high-dosage tutoring (District Assigned, Teacher Assigned, and Parent Assigned) at a competitive unified pricing model. Institutional customers can choose to administer tutoring centrally at the school district level, empower teachers to manage tutoring interventions, or provide parents with Learning Memberships and oversee tutoring outside of schools for their own students.

We continue to make progress to improve the Varsity Tutors for Schools student and administrator experience. All Varsity Tutors for Schools customers have been converged onto the unified Consumer experience used for Learning Memberships, a change we believe can drive heightened levels of engagement and customer satisfaction by making the already available resources more discoverable and usable. We also revamped our Administrator Dashboard to increase school district leaders’ ability to measure the impact of our high-dosage tutoring programs by providing a real-time view of program key performance metrics that reinforce the value our programs deliver to students and administrators.

Our strategy to offer free access to the Varsity Tutors platform is yielding positive results and allowing us to introduce our products to institutions at a larger scale than ever before. We successfully enabled access to the Varsity Tutors for School platform for an additional 1.1 million students during the second quarter, bringing the total to 3.3 million students at nearly 600 school districts. For the full year, we have set an ambitious target of enabling access to the Varsity Tutors for Schools platform for 10 million students or approximately 20% of the K-12 population in the United States.

Q2 Earnings Release 2024	7

Financial Highlights

•

Revenue In Line with Expectations – In the second quarter, Nerdy delivered revenue of $51.0 million, in the middle of our guidance range of $50-52 million, and represented an increase of 4% year-over-year from $48.8 million during the same period in 2023. Revenue growth in the current year period was driven by the continued scaling of our Consumer and Institutional businesses, partially offset by lower ARPM in our Consumer business. Additionally, revenue for the three months ended June 30, 2023 included legacy Package revenue of $4.9 million that did not recur in the current year period due to the completion of the transition to Learning Memberships in our Consumer business.

•

Learning Memberships – Revenue recognized in the second quarter from Learning Memberships was $36.4 million (up 2% from Q2 2023) and represented 72% of total Company revenue. Active Members of 35.5K as of June 30, 2024 were up 15% year-over-year.

•

Institutional – In the second quarter, Institutional delivered revenue of $11.1 million, an increase of 33% year-over- year, and represented 21% of total revenue. Varsity Tutors for Schools executed 56 contracts, yielding $4.0 million of bookings. Bookings numbers reflect a focus on increasing access to Varsity Tutors for School’s platform, and hiring and onboarding sales personnel in service of and optimizing for the back-to-school buying period and the longer- term market opportunity within Institutional.

•

Gross Margin – Gross margin was 65.7% for the three months ended June 30, 2024, compared to a gross margin of 69.8% during the comparable period in 2023. The decrease in gross margin was primarily due to higher utilization of tutoring sessions across our new access-based products, coupled with higher tutor substitution costs within our Institutional business in a seasonally high period in the school year.

•

Adjusted EBITDA Loss at the Top End of Guidance Range – Net loss was $14.4 million in the second quarter versus a net loss of $5.6 million during the same period in 2023. Excluding non-cash stock compensation expenses and mark-to-market derivative adjustments, which were treated as adjustments for non-GAAP measures, non-GAAP adjusted net loss was ($3.1) million for the second quarter of 2024 compared to non-GAAP adjusted net earnings of $0.4 million in the second quarter of 2023. We reported a non-GAAP adjusted EBITDA loss of $2.1 million, at the top end of our guidance of negative $2.0 million to negative $4.0 million in non-GAAP adjusted EBITDA. This compares to non-GAAP adjusted EBITDA of $1.3 million in the same period one year ago. Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin improvements relative to guidance were primarily driven by marketing spend and operating efficiency gains. Compared to last year, Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin were lower primarily due to investments in the Varsity Tutors for Schools sales and government relations organizations, and product development to drive innovation and support our continued growth.

•

Operating Cash Flow and Liquidity – Negative operating cash flow was $5.6 million in the second quarter of 2024 compared to negative operating cash flow of $4.5 million in the same period last year. Operating leverage stemming from our access-based subscription revenue business models were more than offset by investments in the Varsity Tutors for Schools sales and government relations organizations and product development to drive innovation and support our continued growth. With no debt and $69.8 million of cash on our balance sheet, we believe we have ample liquidity to fund the business and pursue growth initiatives.

See page 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q2 Earnings Release 2024	8

Third Quarter and Full Year 2024 Outlook

We are providing third quarter and updating full year revenue and adjusted EBITDA guidance.

For the third quarter, Consumer revenue is impacted by the higher than expected level of seasonal end of school year and summer cancellations which has resulted in fewer Active Members than anticipated as we enter the upcoming back-to-school period coupled with lower ARPM. For Institutional, third quarter revenue guidance reflects the quarterly low point in revenue during the year due to normal seasonality and the resulting lower revenues from Varsity Tutors for Schools when K12 schools and universities are on summer break.

Third quarter adjusted EBITDA guidance reflects the impact of seasonally lower revenue and higher variable costs in the third quarter as we ramp into the back-to-school selling season coupled with investments in product development and the Varsity Tutors for Schools sales and government relations organizations to drive continued innovation and growth.

For the full year Consumer revenue guidance reflects anticipated levels of new customer acquisition as students return during back-to-school coupled with higher ARPM and retention improvements stemming from our focus on premium Learning Memberships. Within Institutional, full year revenue guidance reflects the Varsity Tutors for Schools sales team onboarding which has resulted in lower than anticipated bookings during the summer months and a more back-weighted bookings expectation as we enter the 2024-2025 school year.

Consistent with prior guidance we expect a return to durable and profitable growth as we exit the year.

Revenue Guidance

•	For the third quarter of 2024, we expect revenue in a range of $35-38 million.

•	For the full year, we expect revenue in a range of $196-$204 million.

Adjusted EBITDA Guidance

•	For the third quarter of 2024, we expect adjusted EBITDA in a range of negative $19 million to negative $17 million.

•	For the full year, we expect adjusted EBITDA in a range of negative $21 million to negative $19 million.

Q2 Earnings Release 2024	9

Financial Discussion

Revenue

Revenue for the three months ended June 30, 2024 was $51.0 million, an increase of 4% from $48.8 million during the same period in 2023. Revenue for the six months ended June 30, 2024 was $104.7 million, an increase of 7% from $98.0 million during the same period in 2023. Revenue growth in both current year periods was driven by the continued scaling of our Consumer and Institutional businesses, partially offset by lower ARPM in our Consumer business. Additionally, revenue for the three and six months ended June 30, 2023 included legacy Package revenue of $4.9 million and $15.8 million, respectively, that did not recur in the current year periods due to the completion of the transition to Learning Memberships in our Consumer business.

Gross Profit and Gross Margin

Gross profit of $33.5 million for the three months ended June 30, 2024 decreased by $0.6 million or 2% compared to the same period in 2023. Gross profit of $70.0 million for the six months ended June 30, 2024 increased by $2.0 million or 3% compared to the same period in 2023. Gross margin was 65.7% and 69.8% for the three months ended June 30, 2024 and 2023, respectively. Gross margin was 66.9% and 69.4% for the six months ended June 30, 2024 and 2023, respectively.

The decrease in gross margin for both current year periods was a result of lower margins related to our Institutional offerings, primarily due to higher utilization of tutoring sessions across our new access-based products and higher substitution costs in a seasonally high period in the school year. We have recently introduced improvements to our marketplace infrastructure systems, including: session scheduling enhancements, and invoice and tutor substitution automation improvements, which collectively are expected to meaningfully improve gross margin during the back-to-school period and on a go-forward basis, while simultaneously improving the customer experience due to the higher reliability level of our marketplace infrastructure systems.

Sales and Marketing

Sales and marketing expenses for the three months ended June 30, 2024 on a GAAP basis were $15.5 million, an increase of $0.6 million from $14.9 million in the same period in 2023. Excluding non-cash stock compensation, sales and marketing expenses for the three months ended June 30, 2024 were $14.9 million, or 29% of revenue, compared to $14.2 million, or 29% of revenue in the same period in 2023. Sales and marketing expenses for the six months ended June 30, 2024 on a GAAP basis were $32.9 million, an increase of $2.5 million from $30.4 million in the same period in 2023. Excluding non-cash stock compensation, sales and marketing expenses for the six months ended June 30, 2024 were $31.8 million, or 30% of revenue, compared to $28.9 million, or 29% of revenue in the same period in 2023.

Sales and marketing increases were driven by investments in our Institutional sales and government relations organizations in order to drive customer acquisition, brand awareness, and reach, including through signing up school districts with free access to the Varsity Tutors platform, which is a strategy to introduce school districts to the platform fee-based offerings. These investments were partially offset by Consumer marketing efficiency gains.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of Institutional contracts, bookings, seasonality, and the timing of our investments in marketing activities.

Q2 Earnings Release 2024	10

General and Administrative

General and administrative expenses include compensation for certain employees, support services, product development expenses intended to support innovation, and other operating expenses. Product development costs were $11.6 million and $8.4 million during the three months ended June 30, 2024 and 2023, respectively. Product development costs were $22.2 million and $16.8 million during the six months ended June 30, 2024 and 2023, respectively. Product development costs include compensation for employees on our product and engineering teams who are responsible for developing new and improving existing offerings, maintaining our website, improving efficiencies across our organization, and third-party expenses.

General and administrative expenses for the three months ended June 30, 2024 on a GAAP basis were $33.2 million, an increase of $3.5 million from $29.7 million in the same period in 2023. Excluding non-cash stock compensation expenses, general and administrative expenses for the three months ended June 30, 2024 were $22.5 million, or 44% of revenue, compared to $20.3 million, or 42% of revenue in the same period in 2023. General and administrative expenses for the six months ended June 30, 2024 on a GAAP basis were $65.2 million, an increase of $5.8 million from $59.4 million in the same period in 2023. Excluding non-cash stock compensation expenses, general and administrative expenses for the three months ended June 30, 2024 were $43.9 million, or 42% of revenue, compared to $39.8 million, or 41% of revenue in the same period in 2023.

Our investments in product development and our platform-oriented approach to growth have allowed us to launch and continuously improve our suite of ‘always on’ subscription products, including Learning Memberships for Consumers, and our District, Teacher, and Parent Assigned offerings for Institutional customers. These subscription and access-based offerings simplify our operating model needed to support the organization, which allows us to maximize our investment in our common platform.

Net Loss, Non-GAAP Adjusted Net (Loss) Earnings, and Non-GAAP Adjusted EBITDA (Loss)

Net loss on a GAAP basis was $14.4 million for the three months ended June 30, 2024 versus a net loss of $5.6 million in the same period in 2023. Excluding non-cash stock compensation expenses and mark-to-market derivative adjustments, non-GAAP adjusted net loss was $(3.1) million for the three months ended June 30, 2024, compared to a non-GAAP adjusted net earnings of $0.4 million in the same period in 2023. Net loss on a GAAP basis was $26.4 million for the six months ended June 30, 2024 versus a net loss of $37.8 million in the same period in 2023. Excluding non-cash stock compensation expenses and mark-to-market derivative adjustments, non-GAAP adjusted net loss was $(4.0) million for the six months ended June 30, 2024, compared to a non-GAAP adjusted net earnings of $0.9 million in the same period in 2023.

Non-GAAP adjusted EBITDA loss was $2.1 million for the three months ended June 30, 2024, at the top end of our guidance of negative $2.0 million to negative $4.0 million, and compared to non-GAAP adjusted EBITDA of $1.3 million in the same period in 2023. Non-GAAP adjusted EBITDA loss was $2.0 million for the six months ended June 30, 2024, compared to non-GAAP adjusted EBITDA of $2.7 million in the same period in 2023.

Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin improvements relative to guidance were primarily driven by continued marketing spend and operating efficiency gains. Compared to last year, Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin were lower primarily due to investments in the Varsity Tutors for Schools sales and government relations organizations and product development to drive innovation and support our continued growth.

See page 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

As of June 30, 2024, the Company’s principal sources of liquidity were cash and cash equivalents of $69.8 million. We believe our strong balance sheet provides us with ample liquidity to operate against our plan and pursue growth initiatives.

Q2 Earnings Release 2024	11

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Thursday, August 8, 2024 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 448060.

A live webcast of the call will also be available on Nerdy’s investor relations website at nerdy.com/investors.

A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until August 15, 2024 by dialing 1-866-813-9403 from the U.S. or 1-929-458-6194 from all other locations, and entering the Access Code: 460825.

Contact Investor Relations investors@nerdy.com

Q2 Earnings Release 2024	12

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$50,984	$48,839	$104,711	$98,019
Cost of revenue	17,497	14,740	34,709	30,030

Gross Profit	33,487	34,099	70,002	67,989
Sales and marketing expenses	15,537	14,859	32,929	30,419
General and administrative expenses	33,179	29,713	65,155	59,413

Operating Loss	(15,229)	(10,473)	(28,082)	(21,843)
Unrealized (gain) loss on derivatives, net	—	(4,198)	—	17,484
Interest income	(879)	(783)	(1,765)	(1,616)
Other expense, net	10	5	35	16

Loss before Income Taxes	(14,360)	(5,497)	(26,352)	(37,727)
Income tax expense	38	53	61	76

Net Loss	(14,398)	(5,550)	(26,413)	(37,803)
Net loss attributable to noncontrolling interests	(5,305)	(2,252)	(9,874)	(15,574)

Net Loss Attributable to Class A Common Stockholders	$(9,093)	$(3,298)	$(16,539)	$(22,229)

Loss per share of Class A Common Stock:
Basic and Diluted	$(0.08)	$(0.03)	$(0.15)	$(0.24)
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	109,924	94,448	108,757	93,119

REVENUE (Unaudited)

(in thousands)

	Three Months Ended June 30,				Change
dollars in thousands	2024	%	2023	%	$	%
Consumer	$39,716	78%	$40,296	82%	$(580)	(1)%
Institutional	11,135	21%	8,354	17%	2,781	33%
Other (a)	133	1%	189	1%	(56)	(30)%

Revenue	$50,984	100%	$48,839	100%	$2,145	4%

	Six Months Ended June 30,				Change
	2024	%	2023	%	$	%
Consumer	$81,318	77%	$80,631	82%	$687	1%
Institutional	23,022	22%	16,894	17%	6,128	36%
Other (a)	371	1%	494	1%	(123)	(25)%

Revenue	$104,711	100%	$98,019	100%	$6,692	7%

(a)	Other consists of EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and other services.

Q2 Earnings Release 2024	13

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	June 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$69,838	$74,824
Accounts receivable, net	7,245	15,398
Other current assets	5,303	4,815

Total Current Assets	82,386	95,037
Fixed assets, net	17,006	16,388
Goodwill	5,717	5,717
Intangible assets, net	2,745	3,061
Other assets	3,473	4,541

Total Assets	$111,327	$124,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,677	$3,443
Deferred revenue	11,082	20,480
Other current liabilities	11,938	11,682

Total Current Liabilities	25,697	35,605
Other liabilities	3,080	3,533

Total Liabilities	28,777	39,138
Stockholders’ Equity
Class A common stock	11	11
Class B common stock	7	7
Additional paid-in capital	583,948	567,709
Accumulated deficit	(531,820)	(515,281)
Accumulated other comprehensive income	26	31

Total Stockholders’ Equity Excluding Noncontrolling Interests	52,172	52,477
Noncontrolling interests	30,378	33,129

Total Stockholders’ Equity	82,550	85,606

Total Liabilities and Stockholders’ Equity	$111,327	$124,744

Q2 Earnings Release 2024	14

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash Flows From Operating Activities
Net Loss	$(26,413)	$(37,803)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation & amortization	3,358	3,091
Amortization of intangibles	305	302
Unrealized loss on derivatives, net	—	17,484
Non-cash stock-based compensation expense	22,426	21,180
Other changes in operating assets and liabilities:
Decrease in accounts receivable, net	8,153	6,423
(Increase) decrease in other current assets	(491)	1,306
Decrease in other assets	1,046	717
Decrease in accounts payable	(57)	(260)
Decrease in deferred revenue	(9,398)	(9,841)
Increase in other current liabilities	51	719
Decrease in other liabilities	(215)	(1,039)

Net Cash Provided By Operating Activities	(1,235)	2,279
Cash Flows From Investing Activities
Capital expenditures	(3,755)	(2,049)

Net Cash Used In Investing Activities	(3,755)	(2,049)
Cash Flows From Financing Activities

Net Cash Used In Financing Activities	—	—
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	4	(16)

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(4,986)	214
Cash, Cash equivalents, and Restricted Cash, Beginning of Year	75,140	91,547

Cash, Cash Equivalents, and Restricted Cash, End of Period	$70,154	$91,761

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal use software	$939	$1,015
Purchase of fixed assets included in accounts payable	10	—

Q2 Earnings Release 2024	15

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSES (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Sales and marketing expenses	$15,537	$14,859	$32,929	$30,419
Less:
Non-cash stock-based compensation expense	638	691	1,173	1,529

Non-GAAP sales and marketing expenses	$14,899	$14,168	$31,756	$28,890

RECONCILIATION OF GAAP TO

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSES (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
General and administrative expenses	$33,179	$29,713	$65,155	$59,413
Less:
Non-cash stock-based compensation expense	10,676	9,440	21,253	19,651

Non-GAAP general and administrative expenses	$22,503	$20,273	$43,902	$39,762

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED EBITDA (LOSS) (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Loss	$(14,398)	$(5,550)	$(26,413)	$(37,803)
Add:
Interest income	(879)	(783)	(1,765)	(1,616)
Income taxes	38	53	61	76
Depreciation and amortization	1,873	1,690	3,663	3,393
Non-cash stock-based compensation expense	11,314	10,131	22,426	21,180
Unrealized (gain) loss on derivatives, net	—	(4,198)	—	17,484

Adjusted EBITDA (Loss)	$(2,052)	$1,343	$(2,028)	$2,714

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED NET (LOSS) EARNINGS (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Loss	$(14,398)	$(5,550)	$(26,413)	$(37,803)
Add:
Non-cash stock-based compensation expense	11,314	10,131	22,426	21,180
Unrealized (gain) loss on derivatives, net	—	(4,198)	—	17,484

Adjusted Net (Loss) Earnings	$(3,084)	$383	$(3,987)	$861

Q2 Earnings Release 2024	16

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

June 30, 2024
Class A Common Stock	112,245
Combined Interests that can be converted into shares of Class A Common Stock	65,427

Total outstanding share count	177,672

Q2 Earnings Release 2024	17

We monitor the following key operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

Active Members is defined as the number of Learners with a paid active Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional business. Active Experts include our Institutional offerings, but excludes First Tutors UK.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period. Our Active Expert count for the three and six months ended June 30, 2024 was primarily driven by higher Institutional active experts when compared to the prior year period, which reflects the continued scaling of our Institutional business.

KEY OPERATING METRICS

Active Members in thousands	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Active Members	35.5	46.1	40.7	39.5	31.0	32.9
YoY change	15%	40%	101%	250%	1,450%	n/a

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
Active Experts in thousands	2024	2023	%	2024	2023	%
Active Experts	11.6	10.0	16%	14.4	12.0	20%

Q2 Earnings Release 2024	18

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA (loss).

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses.

Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses.

Non-GAAP adjusted net earnings (loss) is defined as net income or net loss, as applicable, excluding non-cash stock- based compensation expenses and unrealized (loss) gain on mark-to-market derivative financial instruments.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses, and unrealized (loss) gain on mark-to-market derivative financial instruments.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, product development, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period as calculated using the treasury stock method.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the tables above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Active Members is defined as the number of Learners with an active paid Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional offerings. Active Experts include our Institutional offerings, but exclude First Tutors UK.

Annualized run-rate is defined as the number of Active Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period.

Bookings represent contracted amounts during the period for Varsity Tutors for Schools.

Q2 Earnings Release 2024	19

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net earnings (loss), revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or stock-based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to enhancing the Learning Membership experience and on our expansion of freemium strategies; our anticipated return to durable and profitable growth as we exit the year; and our anticipated third quarter and full year 2024 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our rapid growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2024, as well as other filings that we may make from time to time with the SEC.

Q2 Earnings Release 2024	20